Exhibit 10.1

Execution Draft

GLOBAL

LICENSE AGREEMENT

THIS GLOBAL LICENSE AGREEMENT (this “Agreement”) is made as of this 8th day of April 2022, which is also the date of the last signature hereto (the “Effective Date”), between NATIONAL FOOTBALL MUSEUM, INC., an Ohio non-profit corporation, doing business as Pro Football Hall of Fame (hereinafter “PFHOF”) and HOF Village Newco, LLC, a Delaware limited liability company (hereinafter “HOFV”), each a “Party” and collectively, the “Parties”.

RECITALS

A.	PFHOF and HOF Village, LLC are parties to a License Agreement dated as of March 10, 2016 (the “Original License Agreement”), and a First Amended and Restated License Agreement dated as of September 16, 2019 (the “First Amended and Restated License Agreement”), both relating to PFHOF’s license to HOF Village, LLC of certain intellectual property of PFHOF.

B.	PFHOF, HOF VILLAGE MEDIA GROUP, LLC, a then subsidiary of HOF Village, LLC and now current subsidiary of HOFV (“Village Media Company”), and HOF Village, LLC are parties to a Media License Agreement dated as of November 11, 2019, and an Amended and Restated Media License Agreement dated as of July 1, 2020 (the “Amended and Restated Media License Agreement”), both relating to PFHOF’s license to Village Media Company of certain intellectual property of PFHOF.

C.	HOF Village, LLC and HOFV entered into a Contribution Agreement with an effective date of June 30, 2020, whereby HOF Village, LLC assigned and HOFV assumed all of HOF Village, LLC’s rights and obligations under the Original License Agreement, First Amended and Restated License Agreement, and the Amended and Restated Media License Agreement.

D.	The Parties have determined that it is appropriate and in the Parties’ best interests to amend, restate, and replace the First Amended and Restated License Agreement and the Amended and Restated Media License Agreement in their entirety with this Agreement.

AGREEMENT

NOW THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS

1.1	“Affiliate” with respect to a Party shall mean any entity that is directly or indirectly controlled by, or is under common control with that Party. For purposes of this definition of Affiliate, “control” means an equity or income interest of fifty percent (50%) or more, or the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of the Affiliate, whether through the ownership of voting securities, by contract, or otherwise.

1.2	“Contract Year” means each successive calendar year during the Term; provided, however for calendar year 2022, Contract Year shall be the period commencing on the Effective Date and ending on December 31, 2022.

1.3	“Excluded Categories” means those activities set forth in Exhibit B hereto.

1.4	“Exploit” or “Exploitation” means, except as set forth in this Agreement, to reproduce, distribute, digitally transmit, publish, publicly perform or otherwise display via any and all means of video or audio-visual media, or other means of distribution, as to manner, frequency or duration of use including, but not limited to: film, television, streaming, short-form streaming, social media, SVOD, IVOD, pay per view, OTT, physical media, theatrical professional/non-professional productions, location based entertainment, music, publishing (both physical and digital), holographic mediums, projection mapping, haptic mediums, non-fungible tokens, as well as any marketing, advertising, and promotional activities thereof in any medium currently existing or hereinafter created.

1.5	“HOFV Work” is defined in Section 3.1.

1.6	“Information” means any and all ideas, concepts, data, know-how, discoveries, improvements, methods, techniques, technologies, systems, specifications, analyses, products, practices, processes, procedures, protocols, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions and other information and materials, irrespective of whether or not copyrightable or patentable and in any form or medium (tangible, intangible, oral, written, electronic, observational or other) in which such Information may be communicated or subsist. Without limiting the foregoing sentence, Information includes any technological, engineering, manufacturing, scientific, business, legal, patent, organizational, commercial, operational or financial materials or information.

1.7	“Intellectual Property” means all patentable and un-patentable inventions, mask works, works of authorship or expression, including computer programs, data collections and databases, and trade secrets, and other Information, as well as any trademarks, trade dress, and any goodwill relating thereto.

1.8	“Jointly Developed Intellectual Property” means all Intellectual Property made, invented, developed, created, conceived or reduced to practice jointly by the parties after the Effective Date as a result of joint-development sessions in which each Party materially contributes, and which incorporates aspects of both Intellectual Property of HOFV and Intellectual Property of PFHOF. For the avoidance of doubt, Jointly Developed Intellectual Property does not include any enhancement, modification, adaptation or other improvement to Intellectual Property of HOFV and Intellectual Property of PFHOF, regardless of the source of such enhancement, modification, adaptation or other improvement.

1.9	“License Fee” is defined in Section 8.1.

1.10	“License Royalty” is defined in Section 8.2.

1.11	“Media” shall mean written, audio, visual, audiovisual, or choreographic works incorporating PFHOF Marks and/or PFHOF Works.

1.12	“Net Profit” means, with respect to a given period of time, the gross revenue for such period less the following actual and verifiable costs and expenses, in each case to the extent related to the generation of such gross revenue, calculated in accordance with generally accepted accounting principles, (i) costs of goods sold, (ii) operating expenses, and (iii) general and administrative expenses, but in all cases there shall be no reduction for income taxes associated with gross revenues.

1.13	“Person” means any natural person, corporation, partnership, association, limited liability company, joint venture, trust, estate, joint stock company or other similar organization, government or political subdivision thereof, or any other entity.

1.14	“PFHOF Marks” shall mean those trademarks, service marks, logos, and trade dress, owned by PFHOF, along with any registrations of the foregoing, and any amendments/modifications thereto, and any goodwill associated therewith as set forth in Exhibit A, as attached hereto and incorporated herein.

1.15	“PFHOF Works” or “PFHOF Work” shall mean the written, audio, visual, audiovisual, or choreographic works currently or hereafter owned by or freely sub-licensable by PFHOF.

1.16	“President” shall mean James Arthur Porter or his successor(s), in his capacity as President of the National Football Museum, Inc.

1.17	“Vice President of Gold Jacket Relations” shall mean Micelle Norris or her successor(s).

1.18	“Village” shall mean Hall of Fame Village powered by Johnson Controls located in Canton, Ohio, including but not limited to (i) Tom Benson Hall of Fame Stadium; (ii) Hall of Fame Village Sports Complex; (iii) Play Action Plaza; (iv) The Eleven, Hilton Tapestry Hotel; (v) Constellation Center for Excellence; (vi) Center for Performance; (vii) Hall of Fame Experience; (viii) Hall of Fame Water Park; (ix) Hall of Fame Retail Promenade (excluding tenants of the Hall of Fame Promenade); (x) any and all parking facilities (both underground and surface); and (xi) any and all additional components added therein, provided such components or additions are located in Canton, Ohio.

2.	GRANT OF RIGHTS - PFHOF MARKS

2.1	Exclusivity. During the Term, and in consideration of the fees to be paid to PFHOF in Section 8, PFHOF hereby grants to HOFV and its Affiliates a worldwide, non-transferable, exclusive right and license to use the PFHOF Marks in conjunction with (i) the Village, which for purposes of clarity shall include any hotel, restaurant, sports bar, or other similar general or specific location based entertainment within the City of Canton, Ohio (“Themed Entertainment Opportunities”), (ii) youth sports programs (excluding NFL-sponsored youth sports programs similar to those currently conducted in the City of Canton, Ohio using PFHOF Marks), (iii) e-gaming and/or video games, and (iv) sports betting. (Categories (i) through (iv) shall be collectively referred to as “Exclusive Fields of Use” or individually as an “Exclusive Field of Use”).

2.2	Non-Exclusivity; Right of First Refusal (Third-Party Offers). During the Term, PFHOF hereby grants to HOFV and its Affiliates a worldwide, non-exclusive license to use the PFHOF Marks in such other fields of use that are not Exclusive Fields of Use (“Non-Exclusive Fields of Use” or individually as an “Non-Exclusive Field of Use”). If, during the Term, PFHOF is approached by a third-party to participate in or consider any bona fide use of the PFHOF Marks related to the Non-Exclusive Fields of Use (each of the foregoing uses, a “Third-Party Offer”), PFHOF will, with respect to such Third-Party Offer, grant to HOFV a right of first refusal as follows. Upon receipt of the Third-party Offer, and prior to accepting or entering into any such Third-Party Offer, PFHOF will promptly communicate such Third-Party Offer to representatives of HOFV, and provide to HOFV the specific terms, business plan, and any other relevant information relating to such Third-Party Offer. Following the receipt of such notice and information related to the Third-Party Offer, HOFV shall have a period of fourteen (14) days (or such greater length of time which the Parties mutually agree is reasonably necessary under the circumstances) to review, consider, and accept such Third- Party Offer; provided, however, it is the intent of the Parties that during such fourteen (14) day period each of PFHOF and HOFV shall work together and consult, in good faith, with respect to the viability of such Third Party Offer, and to mutually agree to any modifications to the Third Party Offer that are in the best interest of both PFHOF and HOFV. If HOFV exercises its right of first refusal with respect to such Third-Party Offer in connection with this Section 2.2, HOFV must act on and undertake such use in connection with the Third-Party Offer within a period of twelve (12) months of its exercise of its right of first refusal with respect to such Third-Party Offer; provided that, such twelve (12) month period may be extended for such greater length of time (such extension not to exceed a period of time as is reasonably necessary under the circumstances) if a period greater than twelve (12) months is reasonably necessary to provide HOFV the opportunity to act on and undertake such use in connection with a particular Third-Party Offer so long as HOFV is diligently pursuing the use of the PFHOF Marks and is employing commercially reasonable efforts to act on and undertake such use. The license grant from PFHOF to HOFV in connection with any Third-Party Offer undertaken by HOFV shall be subject to the terms and conditions of this Agreement, provided that HOFV and PFHOF shall mutually agree on the license fee and/or royalty to be paid to PFHOF in connection with such accepted Third-Party Offer taking into consideration all relevant factors. For avoidance of doubt, if a conflict exists between such Third-Party Offer and this Agreement, this Agreement shall control, except for the terms of the license fee and/or royalty specifically agreed to between the Parties. Provided HOFV exercises its right of first refusal pursuant to the above terms related to a Third-Party Offer, then PFHOF shall not enter into any arrangement with a third party to the extent that such arrangement would directly compete with such Third-Party Offer. If HOFV (i) does not act on and undertake such Third Party Offer within twelve (12) months of its acceptance (or such greater period of time as is allowed by this Section 2.2), or (ii) does not exercise its right of first refusal as set forth herein, then PFHOF shall have the right, in its sole and absolute discretion, to enter into or grant a license with respect to such Third-Party Offer without any restriction from HOFV, provided that PFHOF must act on and undertake such Third-Party Offer within twelve (12) months thereafter, provided that, such twelve (12) month period may be extended for such greater length of time (such extension not to exceed a period of time as is reasonably necessary under the circumstances) if a period greater than twelve (12) months is reasonably necessary to provide PFHOF the opportunity to act on and undertake such use in connection with a particular Third-Party Offer so long as PFHOF is diligently pursuing the use and is employing commercially reasonable efforts to act on and undertake such use. If PFHOF (i) does not accept such Third-Party Offer, or (ii) does not act on and undertake such Third-Party Offer within twelve (12) months of its acceptance (or such greater period of time as allowed under this Section 2.2), it shall provide HOFV a similar right of first refusal as to any future Third-Party Offer on the terms set forth above. If PFHOF enters into or engages in a Third-Party Offer, neither HOFV nor its Affiliates will enter into or directly compete with such Third-Party Offer.

2.3	HOFV Right to Propose Exclusivity. If, during the Term, HOFV and its Affiliates consider entering into an arrangement with a third-party for the use of the PFHOF Marks in connection with a Non-Exclusive Field of Use that would grant to such third-party certain rights of exclusivity for use of the PFHOF Marks (“Exclusivity Offer”), prior to accepting or entering into any such Exclusivity Offer, HOFV shall promptly communicate, in writing, such Exclusivity Offer to the President, and provide to PFHOF the specific terms, business plan, and any other relevant information relating to such Exclusivity Offer, together with the request that such particular Exclusivity Offer be deemed and treated as an Exclusive Field of Use hereunder. PFHOF shall have fourteen (14) days thereafter (or such greater length of time which the Parties mutually agree is reasonably necessary under the circumstances) to consent to such Exclusivity Offer being deemed and treated as an Exclusive Field of Use hereunder, such consent not to be unreasonably withheld; provided, however, it is the intent of the Parties that during such fourteen (14) day period each of PFHOF and HOFV shall work together and consult, in good faith, with respect to the viability of such Exclusivity Offer, and to mutually agree to any modifications to the Exclusivity Offer that are in the best interest of both PFHOF and HOFV. If PFHOF consents to such particular Exclusivity Offer being deemed and treated as an Exclusive Field of Use hereunder, HOFV must act on and undertake such use in connection with the Exclusivity Offer within twelve (12) months of PFHOF’s consent, provided that, such twelve (12) month period may be extended for such greater length of time (not to exceed eighteen (18) months) if a period greater than twelve (12) months is reasonably necessary to provide HOFV the opportunity to act on and undertake such use in connection with a particular Exclusivity Offer so long as HOFV is diligently pursuing the use and is employing commercially reasonable efforts to act on and undertake such use. The license grant from PFHOF to HOFV in connection with any Exclusivity Offer shall be subject to the terms and conditions of this Agreement, provided that HOFV and PFHOF shall mutually agree on the license fee and/or royalty to be paid to PFHOF in connection with the Exclusivity Offer taking into consideration all relevant factors. If HOFV (i) does not act on and undertake such Exclusivity Offer within twelve (12) months of PFHOF’s consent (or such greater period of time as allowed under this Section 2.3), or (ii) if PFHOF does not consent to such Exclusivity Offer be deemed and treated as an Exclusive Field of Use hereunder, then such Exclusivity Offer shall be deemed a Non-Exclusive Field of Use, subject to the terms and conditions of this Agreement.

2.4	Reserved.

2.5	Further Uses. The license grants in Sections 2.1 through 2.3 include the right for HOFV and its Affiliates to use (after prior written approval of PFHOF) the PFHOF Marks on websites, together with any packaging materials, marketing, advertising, and promotional activities associated with the foregoing in any medium currently existing or hereinafter created, any HOFV or Affiliate website, HOFV or Affiliate controlled social media, HOFV or Affiliate mobile apps, and in HOFV’s and its Affiliates’ online and offline marketing materials, packaging materials, and communications, as long as such use does not conflict with the Excluded Categories.

2.6	Sublicensing. The licenses granted in Sections 2.1 through 2.3 may only be sublicensed with respect to a project that is being undertaken by HOFV and/or its Affiliates (each, a “Project”) provided that such Project has been preapproved in writing by PFHOF (which shall include any material changes or modifications to any previously approved Project), including but not limited to, any projects approved in accordance with Section 3.3. Further, as part of the approval of a particular Project, PFHOF also has the right to approve each proposed sublicensee(s) involved in any such Project, in each case which approval shall not be unreasonably withheld; provided that, as a condition to the approval of the particular Project and each sublicensee, (i) HOFV shall provide to PFHOF such background, financial and other information available to HOFV related to each sublicensee as PFHOF may reasonably request; (ii) HOFV and its Affiliates shall cause each such sublicensee to comply with all terms and conditions of this Agreement; (iii) neither HOFV nor its Affiliates shall be relieved of any of its obligations under this Agreement as a result of any such sublicense, and will be primarily responsible for any acts or omissions of each such sublicensees in connection with any such project; and (iv) HOFV and its Affiliates shall provide PFHOF with periodic progress reports on each Project, including a record of any elements of the Project that are materially different from or in addition to those as previously approved by PFHOF so as to ensure continued compliance with this Agreement. Provided further, it shall not be unreasonable for PFHOF to withhold its consent for a proposed sublicensee if (i) PFHOF reasonably and justifiably concludes that the proposed sublicensee reflects negatively on the image and reputation of PFHOF or would otherwise tarnish the brand of PFHOF or portray the PFHOF Marks in a negative light, or (ii) after exercising commercially reasonable efforts to mitigate any conflict, affiliation with the proposed sublicensee would violate any Rights Restrictions.

2.7	Representations; Warranties. PFHOF represents and warrants that it is the exclusive owner of the PFHOF Marks or has the right to grant the licenses and other rights granted to HOFV and/or its Affiliates hereunder, including the right to use the PFHOF Marks as permitted herein and that PFHOF has secured any necessary releases for any rights of publicity or privacy and can license such rights to HOFV and/or its Affiliates hereunder.

2.8	Indemnity.

(a)	PFHOF agrees to indemnify, defend, and hold harmless HOFV, its Affiliates, and their respective employees, officers, directors, agents, representatives, and successors and assigns from and against any and all claims, demands, liabilities, losses, suits, damages, costs (including, without limitation, costs of investigation), and expenses, including reasonable attorneys’ fees, arising out of or relating to HOFV’s authorized use of the PFHOF Marks, as permitted hereunder, by HOFV or its employees, agents, or approved sublicensees.

(b)	HOFV agrees to indemnify, defend, and hold harmless PFHOF, its Affiliates, and their respective employees, officers, directors, agents, representatives, and successors and assigns from and against any and all claims, demands, liabilities, losses, suits, damages, costs (including, without limitation, costs of investigation), and expenses, including reasonable attorneys’ fees, arising out of or related to HOFV’s, its Affiliates, or its sublicensees use of the PFHOF Marks in breach of this Agreement, or any claim of infringement of any intellectual property right arising out of the misuse or misappropriation of the PFHOF Marks.

2.9	Limitations; Restrictions on Use; Non-Disparagement.

(a)	Except for the rights granted under this Agreement, HOFV hereby acknowledges that it does not have any right, title, interest, or ownership in and to the PFHOF Marks, and further agrees that it will not claim any right, title, interest, or ownership, in or to any of the PFHOF Marks.

(b)	HOFV and its Affiliates shall not disparage or in any way portray the PFHOF Marks in a negative light. HOFV and its Affiliates shall use all reasonable endeavors to ensure that in exercising their rights and carrying out their obligations under this Agreement they do nothing to injure, bring into disrepute, ridicule or lessen the public reputation, goodwill or favorable image of PFHOF. HOFV and its Affiliates shall not modify, alter, or change the PFHOF Marks in any manner without the prior written approval of PFHOF, which approval may be withheld in the sole discretion of PFHOF. Upon reasonable request from time to time, PFHOF may request samples of goods and advertisements for services offered under the PFHOF Marks for PFHOF’s inspection, review, and approval.

(c)	HOFV and its Affiliates shall not use the PFHOF Marks except as expressly agreed pursuant to this Agreement. HOFV and its Affiliates further agree that they shall not assign or otherwise transfer the PFHOF Marks to any other party whatsoever. HOFV and its Affiliates agree not to challenge the validity of the PFHOF Marks during the Term. Further, HOFV and its Affiliates acknowledge that PFHOF is the sole and exclusive owner of the PFHOF Marks and of all associated federal registrations and pending registrations and HOFV and its Affiliates shall do nothing inconsistent with such ownership. HOFV and its Affiliates further agree that they will not claim ownership rights to the PFHOF Marks. All rights not expressly granted by PFHOF are hereby expressly reserved by PFHOF.

(d)	Nothing in this Agreement shall be construed as limiting HOFV’s and its Affiliates’ right and ability to use the phrase “Hall of Fame” or the “Summit Logo” as shown below (including, but not limited to, in conjunction with any HOFV trademark or corporate names or trade names) so long as such use is apart from and is in no way used in conjunction with the PFHOF Marks (other than pursuant to this Agreement) or in a manner to suggest affiliation with PFHOF or the PFHOF Marks (other than pursuant to this Agreement).

3.	GRANT OF RIGHTS – PFHOF WORKS

3.1	License to PFHOF Works. During the Term, and subject to the terms of this Agreement, in particular, Section 3.3 hereof, PFHOF hereby grants to HOFV and its Affiliates a worldwide, non-exclusive, limited, and non-assignable (except to the extent set forth in this Agreement) right and license to (a) Exploit the PFHOF Works and (b) edit, supplement or otherwise adapt, all subject to the approval of PFHOF (such approval not to be unreasonably withheld), incorporate or otherwise utilize, the PFHOF Works to create, produce and Exploit new, original work(s) (each such work in this clause (b), a “HOFV Work”). For the avoidance of doubt, after the termination or expiration of this Agreement, HOFV, its Affiliates, and its permitted licensees shall continue to have the right to fully exploit, use, and Exploit the HOFV Works for the length of the term of the license granted by PFHOF in connection with such HOFV Work pursuant to Section 3.3 below; provided that the length of the term of such license shall be a minimum of five (5) years from the date of first public Exploitation of the HOFV Work. Any HOFV Works created pursuant to this Agreement shall exclusively be owned by HOFV or its Affiliates; provided, however, that, (i) PFHOF shall own all right, title, interest, and copyright in and to the underlying PFHOF Works as further set forth in Section 3.5 below, and (ii) HOFV and its Affiliates ownership is subject in all events to any Rights Restrictions and the terms of the license (including the term of such license) granted by PFHOF in connection with such HOFV Work pursuant to Section 3.3. Notwithstanding the foregoing, to the extent any HOFV Work incorporates any HOFV trademarks, service marks, or trade dress (“HOFV Trademarks”), use of such HOFV Trademarks shall inure solely to HOFV’s benefit. PFHOF shall not, and shall cause its Affiliates, whether during the Term or thereafter, challenge (a) the rights of HOFV in and to any HOFV Work, (b) the validity of any HOFV Work, (c) HOFV’s right to grant rights or licenses relating to the HOFV Works, (d) the validity and HOFV’s right to any HOFV Trademark, and (e) the validity, legality, or enforceability of this Agreement.

3.2	License to HOFV Works. In addition to any rights set forth herein, PFHOF shall have the right and license to Exploit HOFV Works, at no fee or charge to PFHOF or any of its Affiliates, for educational, not-for-profit purposes aligned with the tax-exempt purpose of PFHOF, which usage shall not diminish the value of HOFV or its Affiliates’ Exploitation of such HOFV Work in accordance with the terms of this Agreement. HOFV must preapprove any of PFHOF’s proposed plans to Exploit the HOFV Works, such approval not to be unreasonably withheld, delayed, or conditioned.

3.3	PFHOF Approval Rights. Notwithstanding anything to the contrary in this Agreement, PFHOF shall have the right to approve, as provided in Section 3.3(d) hereof, (such approval not to be unreasonably withheld) any and all usage of, and HOFV’s (and its Affiliates’ and permitted licensees’) plans to Exploit, the PFHOF Works (including any inclusion of any PFHOF Work in any HOFV Work and the term of such usage) as follows:

(a)	Prior to the Exploitation of a PFHOF Work and the creation of any HOFV Work that incorporates any PFHOF Work, HOFV shall first provide the President with a list of PFHOF Works intended to be Exploited.

(b)	Within seven (7) days thereafter or such greater length of time which is reasonably necessary, the President shall provide HOFV with all documentation that PFHOF possesses sufficient to establish PFHOF’s rights with respect to the PFHOF Works and any releases it possesses with respect to the individuals depicted in such PFHOF Works. In addition, provided that PFHOF can warrant that it has the necessary rights with respect to any PFHOF Works, PFHOF shall return to HOFV a signed copy of an Asset Clearance Form in the form attached hereto as Exhibit C.

(c)	Thereafter, HOFV will provide the President, at HOFV’s sole cost and expense, a written notice (“Notice”) which Notice will set forth HOFV’s or its Affiliate’s proposal for Exploitation of a PFHOF Work (whether by itself or as incorporated into a HOFV Work), which proposal shall at a minimum specify the applicable PFHOF Works to be Exploited by HOFV or its Affiliate, the nature and location of the proposed Exploitation, specific additional licensing terms related to such Exploitation, and any such additional information as reasonably requested by the PFHOF.

(d)	The President or at the discretion of the President, the Executive Committee of the Board of Trustees of PFHOF, shall, within fourteen (14) days of receipt of the Notice, either approve or object such proposal, in writing. In the event that a proposal is objected to by the President, PFHOF shall, upon request from HOFV or its Affiliate, provide a written explanation (with reasonable detail) outlining its reason for objecting to such proposal.

(e)	Upon PFHOF’s approval with respect to any such proposal, HOFV (and its Affiliates and permitted licensees) may Exploit the applicable PFHOF Works so long as such Exploitation is in conformance with the proposal as approved by PFHOF (including any proposed sublicenses in accordance with Section 3.4).

3.4	Sublicense. Subject to approval over any project pursuant to Section 3.3 (each, a “Media Project”), HOFV and its Affiliates shall have the right to sublicense (a) the production and creation of the HOFV Works and (b) Exploitation of the PFHOF Works hereunder, provided that as part of the approval of the particular Media Project (which approval shall include any material changes or modifications to any previously approved Media Project), PFHOF has approved each sublicensee(s) involved in any such Media Project, in each case which approval shall not be unreasonably withheld; provided that, as a condition to the approval of the particular Media Project and each sublicensee, (i) HOFV shall provide to PFHOF such background, financial and other information available to HOFV related to each sublicensee as PFHOF may reasonably request; (ii) HOFV and its Affiliates shall cause each such sublicensee to comply with all terms and conditions of this Agreement; (iii) neither HOFV nor its Affiliates shall be relieved of any of its obligations under this Agreement as a result of any such sublicense, and will be primarily responsible for any acts or omissions of each such sublicensees in connection with any such project; and (iv) HOFV and its Affiliates shall provide PFHOF with periodic progress reports on each Media Project, including a record of any elements of the Media Project that are materially different from or in addition to those as previously approved by PFHOF so as to ensure continued compliance with this Agreement. Provided further, it shall not be unreasonable for PFHOF to withhold its consent for a proposed sublicensee if (i) PFHOF reasonably and justifiably concludes that the proposed sublicensee reflects negatively on the image and reputation of PFHOF or would otherwise tarnish the brand of PFHOF or portray the PFHOF Marks in a negative light, or (ii) after exercising commercially reasonable efforts to mitigate any conflict, affiliation with the proposed sublicensee would violate any Rights Restrictions.

3.5	Ownership. Notwithstanding anything to the contrary contained in this Agreement, as between PFHOF (and its Affiliates), on the one hand, and HOFV (and its Affiliates), on the other hand, PFHOF shall own and control all right, title, interest, and copyright in and to the PFHOF Works, including, without, limitation, any and all PFHOF Works utilized by, or incorporated in, any HOFV Work and all of its constituent elements, which shall include, without limitation, all feeds recorded by or on behalf of PFHOF in connection with the production of such PFHOF Work, all event footage contained therein and all information and data concerning such PFHOF Work, and all derivatives of the foregoing (except for derivatives that constitute HOFV Works, which ownership shall be retained by HOFV or its Affiliates). HOFV agrees, on behalf of itself and its Affiliates and their permitted sublicensees, that all uses by HOFV or any of its Affiliates or their respective permitted sublicensees of the PFHOF Work shall inure to the benefit of PFHOF, and any right that may accrue to HOFV, any of its Affiliates or any of their respective permitted sublicensees related thereto and any goodwill associated therewith are hereby granted and assigned to PFHOF or its designee. HOFV shall not, and shall cause its Affiliates and their respective permitted sublicensees not to, whether during the Term or thereafter, challenge (a) the rights of PFHOF in and to any PFHOF Work, (b) the validity of any PFHOF Work, (c) PFHOF’s right to grant rights or licenses relating to the PFHOF Works or (d) the validity, legality, or enforceability of this Agreement.

3.6	Reserved.

3.7	Right of First Refusal (Third-Party Offers). If, during the Term, PFHOF is approached by a third-party to participate in or consider any bona fide Exploitation or creation of any one of the PFHOF Works (each, a “Media Opportunity”), PFHOF will, with respect to such Media Opportunity, grant to HOFV a right of first refusal as follows. Upon receipt of the Media Opportunity, and prior to accepting or entering into any such Media Opportunity, PFHOF will promptly communicate such Media Opportunity to representatives of HOFV, and provide HOFV the specific terms, business plan, and any other relevant information relating to such Media Opportunity. Following the receipt of such notice and information related to the Media Opportunity, HOFV shall have a period of fourteen (14) days (or such greater length of time which the Parties mutually agree is reasonably necessary under the circumstances) to review, consider, and accept such Media Opportunity; provided, however, it is the intent of the Parties that during such fourteen (14) day period each of PFHOF and HOFV shall work together and consult, in good faith, with respect to the viability of such Media Opportunity, and to mutually agree to any modifications to the Media Opportunity that are in the best interest of both PFHOF and HOFV. If HOFV exercises its right of first refusal with respect to such Media Opportunity in connection with this Section 3.7, HOFV must act on and undertake such Exploitation or creation in connection with the Media Opportunity within a period of twelve (12) months of its exercise of its right of first refusal with respect to such Media Opportunity; provided that, such twelve (12) month period may be extended for such greater length of time (not to exceed eighteen (18) months) if a period greater than twelve (12) months is reasonably necessary to provide HOFV the opportunity to act on and undertake such Exploitation or creation in connection with a particular Media Opportunity so long as HOFV is diligently pursuing the Exploitation and creation and is employing commercially reasonable efforts to act on and undertake such Exploitation or creation. The license grant from PFHOF to HOFV in connection with any Media Opportunity undertaken by HOFV shall be strictly subject to the terms and conditions of this Agreement, provided that HOFV and PFHOF shall mutually agree on the license fee and/or royalty to be paid to PFHOF in connection with such accepted Media Opportunity taking into consideration all relevant factors. For avoidance of doubt, if a conflict exists between such Media Opportunity and this Agreement, this Agreement shall control, except for the terms of the license fee and/or royalty specifically agreed to between the Parties. Provided HOFV exercises its right of first refusal pursuant to the above terms with respect to a Media Opportunity, then such PFHOF shall not enter into any arrangement with a third party to the extent that such arrangement would directly compete with such Media Opportunity. If HOFV (i) does not act on and undertake such Media Opportunity within twelve (12) months of its acceptance (or such greater period of time as is allowed by this Section 3.7), or (ii) does not exercise its right of first refusal as set forth herein, then PFHOF shall have the right, in its sole and absolute discretion, to enter into or grant a license with respect to such Media Opportunity without any restriction from HOFV, provided that PFHOF must act on and undertake such Media Opportunity within twelve (12) months thereafter, provided that, such twelve (12) month period may be extended for such greater length of time (not to exceed eighteen (18) months) if a period greater than twelve (12) months is reasonably necessary to provide PFHOF the opportunity to act on and undertake such Exploitation or creation in connection with a particular Media Opportunity so long as PFHOF is diligently pursuing the Exploitation or creation and is employing commercially reasonable efforts to act on and undertake such Exploitation or creation. If PFHOF (i) does not accept such Media Opportunity, or (ii) does not act on and undertake such Media Opportunity within twelve (12) months of its acceptance (or such greater period of time as allowed under this Section 3.7), it shall provide HOFV a similar right of first refusal as to any future Media Opportunity on the terms set forth above. If PFHOF enters into or engages in a Media Opportunity, neither HOFV nor its Affiliates will enter into or directly compete with such Media Opportunity.

3.8	Reserved.

3.9	Representations; Warranties.

(a)	Except as otherwise disclosed by PFHOF to HOFV under a pre-clearance form, PFHOF represents and warrants to HOFV that it is the exclusive owner of the PFHOF Works or has the right to grant the licenses and other rights granted to the HOFV hereunder, including the right to use the PFHOF Works as permitted herein and that, subject to any Rights Restriction in effect on the Effective Date, PFHOF has secured any necessary releases for any rights of publicity or privacy and can license such rights to HOFV and its Affiliates hereunder.

(b)	HOFV represents and warrants to PFHOF that it is (a) a limited liability company organized and in good standing under the laws of the State of Delaware and (b) a wholly-owned subsidiary of the Hall of Fame Resort & Entertainment Company.

3.10	Indemnity.

(a)	PFHOF agrees to indemnify, defend, and hold harmless HOFV, its Affiliates, and their respective employees, officers, directors, agents, representatives, and successors and assigns from and against any and all claims, demands, liabilities, losses, suits, damages, costs (including, without limitation, costs of investigation), and expenses, including reasonable attorneys’ fees, arising out of or relating to (a) HOFV’s or its Affiliates’ authorized use of the PFHOF Works, as permitted by, and in accordance with, the terms of this Agreement, (b) any breach by PFHOF of any warranty, representation, obligation, or agreement made under this Agreement, or (c) PFHOF’s use of the HOFV Works in breach of this Agreement, or any claim of infringement of any intellectual property right arising out of the misuse or misappropriation of the HOFV Works by PFHOF.

(b)	HOFV agrees to indemnify, defend, and hold harmless PFHOF, its Affiliates, and their respective employees, officers, directors, agents, representatives, and successors and assigns from and against any and all claims, demands, liabilities, losses, suits, damages, costs (including, without limitation, costs of investigation), and expenses, including reasonable attorneys’ fees, arising out of or related to (a) HOFV’s, its Affiliates’, or its sublicensees’ use of the PFHOF Works in breach of this Agreement, or any claim of infringement of any intellectual property right arising out of the misuse or misappropriation of the PFHOF Works, (b) any breach by HOFV (or its Affiliates or sublicensees, if applicable) of any warranty, representation, obligation, or agreement made under this Agreement, (c) the Exploitation of any of the rights granted pursuant to the terms of this Agreement by HOFV, its Affiliates, licensees or sublicensees arising out of or relating to the Exploitation of any PFHOF Works or HOFV Works (unless such liability arises solely from use of the PFHOF Works by HOFV or its Affiliates or sublicensees in accordance with this Agreement), (d) PFHOF’s authorized use of any HOFV Works as permitted by, and in accordance with, the terms of this Agreement, (e) any advertising, promotion or other similar materials that are inserted into any Exploitation of any PFHOF Work or any HOFV Work (but excluding advertising or promotional announcements supplied by or on behalf of PFHOF and excluding any claims arising solely from use of the PFHOF Works by HOFV (or its Affiliates or sublicensees) in accordance with this Agreement)) or (f) any failure of HOFV or its Affiliates to comply with applicable laws in connection with the rights and performance of its obligations under this Agreement.

4.	JOINTLY DEVELOPED INTELLECTUAL PROPERTY

Jointly Developed Intellectual Property, whether or not patentable, shall be jointly and equally owned by HOFV and PFHOF. The Parties shall only file applications to register any Jointly Developed Intellectual Property upon mutual agreement of the Parties and only if such applications name both Parties as joint owners. In such event, the Parties agree to share equally in the costs of obtaining and maintaining such applications (both U.S. and foreign). The Parties agree to cooperate in determining whether to prepare and execute documents necessary to effect such patent filings, including where and if to foreign file. In the event of such Jointly Developed Intellectual Property, the Parties agree to negotiate in good faith regarding the commercialization of such Jointly Developed Intellectual Property, and agree further that neither Party shall have the right to make, to have made, use, sell, have sold, export and import products using or incorporating such Jointly Developed Intellectual Property without the other Party’s written consent. The Parties agree to negotiate such commercialization terms in good faith, taking into account their relative contributions to the development of the Jointly Developed Intellectual Property and the standards of the industry.

5.	PRIOR NOTICE WITH REGARD TO HALL OF FAMERS

To the extent HOFV or its Affiliates wish to communicate with those individuals inducted into the Pro Football Hall of Fame, HOFV shall give the President and the Vice President of Hall of Famer Relations advanced written notice of their intentions to communicate with such parties.

6.	COLLABORATION

6.1	The Chief Executive Officer of HOFV (the “CEO”) or the CEO’s designee and the President or the President’s designee shall meet regularly to facilitate each Party’s consideration of media-related opportunities and to review proposed projects, budgets, schedules, and creative concepts under consideration by the HOFV.

6.2	To the extent that HOFV and PFHOF work collaboratively on media projects, then any services provided by a Party to the other Party shall be charged to the Party receiving such services at cost without markup.

6.3	In consultation with the CEO and the President , HOFV and PFHOF shall determine those projects that are collaboratively undertaken by both HOFV (or its Affiliates) and PFHOF (or its Affiliates). In addition, (a) PFHOF shall bear its proportionate share of the cost of such HOFV staff (at cost without markup) that work on such collaborative projects and, to the extent such staff works 100% on a PFHOF project, PFHOF shall bear all of the cost of such staff for such project (at cost without markup) and (b) HOFV shall bear its proportionate share of the cost of PFHOF staff (at cost without markup) that work on such collaborative projects and, to the extent such staff work 100% on a HOFV project, HOFV bear all of the cost of such staff for such project (at cost without markup). The CEO and President shall ensure that, to the extent that PFHOF and HOFV share staff, that such sharing will not impact the ability of PFHOF or the HOFV to meet their respective budget, creative goals, or sales/marketing goals for any year.

6.4	The Parties shall cooperate in good faith, where commercially reasonable, to promote each other’s events and services, provided that with respect to PFHOF that it shall not be required to engage in any act or activity that is outside of its Tax-Exempt purpose.

7.	TERM AND TERMINATION

7.1	Unless otherwise terminated as provided herein, the term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2036 (“Term”). Thereafter, the Agreement shall automatically renew for successive 5-year terms (each a “Term”), subject to further review of the economic terms of this Agreement, unless either Party gives written notice to the other Party of intent not to renew at least twelve (12) months prior to the expiration of the then current Term.

7.2	Notwithstanding the foregoing, any contracts entered into with third parties during the Term (or extensions thereof) granting rights to exploit any PFHOF Marks and/or HOFV Works, shall permit exercise of such rights by the third parties during the negotiated term of such contracts even if such contracts extend beyond the Term, subject to continued compliance with the terms hereof, including but not limited to, any payment obligations of Section 8.3.

7.3	Either Party shall have the right to terminate this Agreement at any time for an uncured material breach by the other Party, provided that the non-breaching Party provides prior written notice to the breaching Party, specifying the alleged material breach, and further provided that the breaching Party shall have thirty (30) days after receipt of such notice to cure the material breach, to the reasonable satisfaction of the non-breaching Party; provided, further, that if such breach cannot be cured during such 30-day period, but the allegedly breaching Party has commenced and is continuing good faith efforts to cure such breach within such 30-day period, then the cure period shall be extended until the allegedly breaching Party has stopped making good faith efforts to cure such breach, such extension not to exceed ninety (90) days.

7.4	Either Party may terminate this Agreement immediately upon giving notice if the other Party ceases to conduct its operation in the normal course of business, including the inability to meet its obligations as they mature, or if any proceeding under the bankruptcy or insolvency laws is brought by or against the other Party, or a receiver or custodian is appointed or applied for by the other Party, or an assignment for the benefit of creditors or a sale or transfer of all or substantially all of its assets/property is made by the other Party.

7.5	Upon the expiration or termination of this Agreement as provided in this Section 7, the rights and obligations of the Parties under this Agreement shall be terminated, except as provided herein. Upon termination, except as provided herein, HOFV shall immediately cease any and all use of the PFHOF Marks and shall return all PFHOF Marks to PFHOF, and destroy any copies made. Except as provided herein, HOFV shall have a phase out period of ninety (90) days from the termination date to sell existing inventory of products using the PFHOF Marks and to remove or change all signage, marketing materials, and advertising that use the PFHOF Marks.

8.	FEES

8.1	HOFV shall pay to PFHOF an annual License Fee during the initial Term as follows:

(a)	Contract Year 1: $900,000 for calendar year 2022 (PFHOF acknowledges that HOFV has already paid PFHOF $50,000 of this amount) commencing on the Effective Date, and payable as follows: $106,250 due within ten (10) days of the Effective Date, and $106,250 due on each of May 31, 2022, June 30, 2022, July 31, 2022, August 31, 2022, September 30, 2022, October 31, 2022, and November 30, 2022.

(b)	Contract Years 2 - 6: $600,000 per Contract Year for years 2 through 6 after the Effective Date commencing January 1, 2023, and payable as follows: $300,000 due on each January 31st and July 31st.

(c)	Contract Years 7 through the end of the initial Term: $750,000 per calendar year for year 7 through the end of the initial Term, payable each year with half due on January 31st and the remaining half due on July 31st.

8.2	In consideration of the licenses granted to HOFV and its Affiliates hereunder, HOFV shall pay to PFHOF a License Royalty calculated at 10% of the aggregate Net Profit in excess of two million dollars ($2,000,000) generated by HOFV and/or its Affiliates in each of the following business verticals ((i) through (iii) below) during any calendar year, commencing on the date of the first public Exploitation or use, of any PFHOF Work and/or any PFHOF Mark in connection with any: (i) Themed Entertainment Opportunities outside of the Village; (ii) Gaming (including sports betting, fantasy sports, e-gaming and/or video games), and (iii) Media. For avoidance of doubt, this License Royalty applies on a per vertical ((i) through (iii) above), per calendar year basis, meaning it resets each calendar year for each business vertical ((i) through (iii) above). By way of example for illustrative purposes, if the Media vertical generates more than $2 million in Net Profit during any calendar year from projects using any PFHOF Work and/or any PFHOF Mark, the License Royalty will be 10% of the excess of $2 million in Net Profit for the Media vertical in that calendar year from those projects using the PFHOF Works and PFHOF Marks. HOFV shall make all License Royalty payments due under this Agreement on a quarterly basis within 30 days after the end of the applicable calendar quarter. For further avoidance of doubt, this License Royalty does not apply to any Net Profit derived from (a) the Village, (b) youth sports programs, (c) any sponsorships subject to a separate agreement between the Parties, (d) any other revenue stream not addressed in this Section 8.2, unless otherwise agreed to in writing by the Parties, and (e) any separate license fees or other financial arrangements as agreed upon between the Parties under this Agreement, including specifically Sections 2.2, 2.3, and 3.7.

8.3	In addition to the aforementioned License Fee and License Royalty, during the Term HOFV agrees to bundle sales of PFHOF museum entry tickets with certain sales of tickets for music concerts or youth field tournaments made by HOFV as follows: HOFV agrees to bundle $10 PFHOF museum entry tickets with tickets for music concerts and/or youth field tournaments held by HOFV and/or its Affiliates at the Village, subject to the following terms: (i) the $10 bundle shall apply only to youth field tournaments or music concerts for which HOFV and/or its Affiliates is the operator (i.e. financially responsible or otherwise controlling the event and tickets sales), (ii) with respect to music concerts only, the $10 bundle shall only apply to tickets to such music concerts in which the actual sales price for such music concert ticket is equal to or exceeds $39 prior to inclusion of the $10 PFHOF museum entry ticket price, and (iii) with respect to youth field tournaments only, the $10 bundle shall presumptively apply to all tickets for applicable youth field tournaments irrespective of the actual sales price for any such ticket; provided, however, if the $10 bundle would prevent HOFV from securing a specific youth tournament as a result of the inclusion of the $10 bundle, the $10 bundle for that specific youth tournament will not be added, provided that HOFV confirms in writing to PFHOF that the inclusion of the $10 bundle would prevent HOFV from securing that specific youth tournament. For each such sale, HOFV shall provide the customer with the PFHOF entry ticket and remit the $10 per ticket to PFHOF. PFHOF shall be responsible for providing HOFV with the mechanism for bundling its entry tickets (e.g., providing QR codes for e-ticket sales or providing paper tickets for in person ticket sales). The parties acknowledge and agree that HOFV makes no representations or commitments as to a minimum number of ticket sales.

8.4	For avoidance of doubt, the License Fee, License Royalty, the entry ticket sales of Section 8.3, and any separate license fees or other financial arrangement as agreed upon between the Parties under Sections 2.2, 2.3, and 3.7,shall constitute the sole compensation owed to PFHOF under this Agreement. If PFHOF Marks are used in the HOFV Work that has been approved by PFHOF, then that shall not constitute a sponsorship requiring any separate compensation. To the extent there are any potential conflicts between this Agreement and any sponsorship-related agreement between the Parties, this Agreement shall govern, unless otherwise agreed to in writing between the Parties.

9.	AUDIT RIGHTS

PFHOF shall have the right, not more than twice in any calendar year, to have an independent certified public accountant, examine and/or audit HOFV’s and its Affiliates’ financial books and records that specifically relate to the “Net Profits” as provided in Section 1.12, the revenues and costs associated with Exploitation of the PFHOF Works and PFHOF Marks, to verify HOFV’s compliance with Section 8 of this Agreement. Before conducting any audit, PFHOF must give HOFV and/or its Affiliates at least two (2) weeks prior written notice before such access is permitted, and such access shall be subject to the confidentiality provisions of this Agreement. PFHOF shall bear the cost of such examination; provided, however, that if the examination reveals an underpayment of Net Profits of more than five percent (5%) for any calendar quarter, HOFV or its Affiliates will promptly remit to PFHOF any unpaid amount, if applicable, and reimburse PFHOF for the cost of the audit.

10.	FORCE MAJEURE

In the event either Party is unable to comply fully with its obligations (other than payment obligations) under this Agreement because of laws, strikes, catastrophe, drought, shortage of water or other action of the elements, temporary or permanent shutdown due to regulatory or other governmental actions, or Acts of God or other matters beyond its control, such Party shall while so affected be relieved to the extent thus prevented from performing its obligations hereunder but in such event shall take reasonable measures to remove the disability and resume full performance hereunder at the earliest possible date.

11.	INSURANCE

PFHOF represents and warrants that it carries and maintains a policy of: (a) Commercial General Liability insurance and (b) Errors and Omissions Insurance (including, without limitation, Media Liability insurance). Each of the foregoing insurance policies shall have limits of no less than two million dollars ($2,000,000) per occurrence and in the aggregate. Such policies shall name HOFV and its Affiliates as additional insureds on a primary and non-contributory basis thereunder and require the insurance company to endeavor to give the additional insured of at least thirty (30) days’ prior written notice of any cancellation thereof. PFHOF agrees to furnish HOFV with certificates of insurance evidencing the foregoing insurance coverage upon written request. Such policy or policies shall be maintained with reputable insurers licensed to write such insurance in the State of Ohio and which are rated not lower than A-, VII by A.M. Best. The required policy limits can be provided by a combination of primary and excess liability satisfactory to HOFV.

HOFV represents and warrants that it carries and maintains a policy of: (a) Commercial General Liability insurance and (b) Errors and Omissions Insurance (including, without limitation, Media Liability insurance). Each of the foregoing insurance policies shall have limits of no less than two million dollars ($2,000,000) per occurrence and in the aggregate. Such policies shall name PFHOF and its Affiliates as additional insureds on a primary and non-contributory basis thereunder and require the insurance company to endeavor to give the additional insured of at least thirty (30) days’ prior written notice of any cancellation thereof. HOVF agrees to furnish PFHOF with certificates of insurance evidencing the foregoing insurance coverage, upon written request. Such policy or policies shall be maintained with reputable insurers licensed to write such insurance in the State of Ohio and which are rated not lower than A-, VII by A.M. Best. The required policy limits can be provided by a combination of primary and excess liability satisfactory to PFHOF

12.	EXCLUDED USES; RESTRICTIONS OF USE

12.1	For purposes of clarity and notwithstanding anything contained in this Agreement to the contrary, the (i) license grants and right of first refusal in Section 2 of this Agreement, and (ii) license grants and right of first refusal in Section 3 of this Agreement, do not extend to and specifically exclude, and do not grant to HOFV any license rights or rights of first refusal with respect to any business, opportunity, joint venture, project, or initiative in any Excluded Category.

12.2	HOFV acknowledges the existence of agreements (as extended), previously provided to HOFV, in effect as of the Effective Date between PFHOF and certain licensees and/or licensors of certain PFHOF Marks and certain PFHOF Works that may restrict or, in some cases, prohibit PFHOF from making certain PFHOF Marks and certain PFHOF Works available for use or Exploitation under this Agreement (any and all such restrictions and prohibitions, collectively, “Rights Restrictions”). HOFV further acknowledges and agrees that HOFV’s rights under this Agreement shall be subject and subordinate to any such Rights Restrictions for so long as such Rights Restrictions are in effect. To the extent not already provided, PFHOF will provide to HOFV redacted copies of any agreements or other documentation with respect to any Rights Restrictions. The Parties agree to use best efforts to work together under this Agreement to minimize the impact of the Rights Restrictions on this Agreement, and further PFHOF will work in good faith with the parties to the Rights Restriction agreements to minimize the impact of the Rights Restrictions on this Agreement . To the extent any Rights Restrictions materially interfere with HOFV’s rights under this Agreement, the Parties agree to negotiate in good faith any adjustments to this Agreement to adjust for such Rights Restrictions while trying to effectuate the Parties’ intent as set forth herein.

13.	GENERAL PROVISIONS

13.1	Confidentiality.

(a)	“Confidential Information” means all forms of confidential information, including technical information and business information, disclosed by one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) during the Term in connection with this Agreement, that is identified or marked as confidential or is information that is of a nature that is customarily regarded as confidential, whether disclosed in electronic, tangible, oral or visual form; provided that oral or visual disclosures shall be deemed confidential only if they are confirmed as confidential in writing by the Disclosing Party prior to or at the time of disclosure or within thirty (30) days thereafter, or if the Receiving Party should reasonably know that such visual or oral disclosures are intended to be confidential. Confidential Information shall not include such information that: (i) as of the date of disclosure is known to the Receiving Party or its Affiliates, as shown by written documentation; (ii) was independently developed by the Receiving Party or its Affiliates without access to the Disclosing Party’s Confidential Information; (iii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault of the Receiving Party; or (iv) as of the date of disclosure or thereafter is obtained from a third party free from any obligation of confidentiality to the Disclosing Party.

(b)	Each Receiving Party agrees: (i) not to disclose, make public, or authorize any disclosure or publication of such Confidential Information of the Disclosing Party except as expressly permitted herein; (ii) to take reasonable measures to protect the confidentiality of the Disclosing Party’s Confidential Information exercising the same degree of care to preserve and safeguard the Disclosing Party’s Confidential Information as it uses to preserve and safeguard its own Confidential Information, but in no event less than a reasonable degree of care; (iii) to restrict access to such Confidential Information to only those officers, directors, or employees of the Receiving Party or its Affiliates or representatives who have a need to know such Confidential Information and who are bound by confidentiality obligations at least as restrictive as those contained in this Agreement; and (iv) not to remove any confidential or proprietary markings or designations placed by the Disclosing Party on such Confidential Information. The Receiving Party and its Affiliates shall not use the Disclosing Party’s Confidential Information for any purpose except as permitted by this Agreement.

(c)	The confidentiality obligations contained herein shall not apply to the extent that the Receiving Party is required to disclose the information by law, order, or regulation of a governmental agency or a court of competent jurisdiction; provided that, in each such case, the Receiving Party shall give written notice thereof to the Disclosing Party and sufficient opportunity to prevent or limit any such disclosure or to request confidential treatment thereof; and provided further, that the Receiving Party shall give reasonable assistance to the Disclosing Party to preserve the information as confidential.

(d)	Upon termination of this Agreement, each Receiving Party shall return to the Disclosing Party (or at the Disclosing Party’s direction, destroy) all Confidential Information of the Disclosing Party that is in the possession, custody, or control of the Receiving Party. HOFV shall be permitted to retain copies of PFHOF’s Confidential Information as necessary to allow HOFV to exercise its post-termination rights with respect to such information.

(e)	Each Party acknowledges that a breach or threatened breach of this Section 13.1(a) on its part shall result in irreparable and incalculable damages to the other Party. Therefore, in addition to any action by either Party for collection of damages resulting from the breach of this Agreement, such Party shall also be entitled to immediate injunctive relief, restraining the other Party from continued or threatened breach of this Agreement. Each Party further agrees that, upon a finding of a breach of the terms of this Agreement on its part, such Party shall pay to the other Party the costs and expenses, including reasonable attorneys’ fees, which the other Party incurs in enforcing the terms of this Agreement.

13.2	Notices. Any notice required or permitted by this Agreement will be in writing and delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the appropriate address set forth below or such other address as to which the Parties have been notified hereunder.

13.3	Compliance with Laws and Regulations. Each of HOFV, PFHOF, and their respective Affiliates as applicable, agrees to be in material compliance with all federal, state, and local laws, ordinances, and regulations applicable to its respective operations and to obtain and maintain all licenses and permits required by law necessary for each of their respective operations.

13.4	Governing Law and Arbitration.

(a)	This Agreement will be governed in all respects by the laws of the State of Ohio (without regard to conflicts of law provisions), as such laws are applied to agreements entered into and to be performed entirely within the State of Ohio between Ohio residents.

(b)	Any dispute between the Parties concerning the scope or interpretation of this Agreement shall be submitted to binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association in effect on the date that a dispute is submitted to arbitration (the “Rules”). The arbitration shall be held in Canton, Ohio, and shall be before a panel of three arbitrators, one chosen by each of the Parties and a third chosen by the two arbitrators so chosen by the Parties. Not less than fifteen (15) days prior to the arbitration, each Party shall submit to the other the documents and a list of witnesses it intends to interview or call in the arbitration. The arbitrators shall apply the substantive law of the State of Ohio with regard to any dispute that becomes the subject of arbitration, and the arbitrators will be so instructed. The arbitrators shall issue a written opinion stating the findings of fact and the conclusions of law upon which the decision is based. The decision of the arbitrators shall be final and binding.

(c)	In any action, suit, proceeding, claim, or counterclaim brought to enforce this Agreement or any of its provisions, the Party that prevails in any such action, suit, proceeding, claim, or counterclaim (the “Prevailing Party”) shall recover its costs, fees, and expenses, including, but not limited to, the reasonable costs, fees, and expenses of attorneys and outside experts (collectively, “Expenses”), from the other Party (the “Non-Prevailing Party”), and the court or arbitration panel shall be so instructed to determine which Party is the Prevailing Party, to grant the recovery of the Expenses incurred by the Prevailing Party, and to order the Non-Prevailing Party to pay the Expenses of the Prevailing Party.

13.5	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

13.6	Waiver. The waiver by either Party of a breach of any provision of this Agreement by the other Party will not operate or be construed as a waiver of any other or subsequent breach by such other Party.

13.7	Authority. Each Party warrants and represents that such Party’s execution and delivery of this Agreement has been duly authorized by proper corporate or limited liability company action and that this Agreement is a binding obligation of such Party enforceable in accordance with its terms.

13.8	Independent Contracting Parties. The Parties are independent contracting parties and nothing in this Agreement shall make either Party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either Party the authority to assume or create any obligation on behalf of or in the name of the other. Furthermore, the Parties shall remain separate and independent contracting parties and nothing in this Agreement shall make either Party subject to a joint venture agreement or other mutual arrangement between the Parties.

13.9	Assignment. Neither Party may assign this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other Party.

13.10	Frustration of Purpose. Neither Party shall avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under this Agreement, but shall at all times in good faith cooperate in the carrying out of all the provisions of this Agreement.

13.11	Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including the Original License Agreement, First Amended and Restated License Agreement, and the Amended and Restated Media License Agreement. This Agreement may be changed only by mutual agreement of the Parties in writing.

[signature page follows]

IN WITNESS WHEREOF, PFHOF and HOFV have caused this Agreement to be executed by their respective, duly authorized representatives, effective as of the Effective Date.

NATIONAL FOOTBALL MUSEUM, INC.

By:	/s/ James A. Porter
James A. Porter
President

Date:	4/9/22

Address:	2121 George Halas Drive NW
Canton, Ohio 44708

HOF VILLAGE NEWCO, LLC

By:	/s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer

Date:	4/9/22

Address:	2626 Fulton Drive NW
Canton, Ohio 44718

Exhibit A

PFHOF Marks

Hall of Fame Logo Usage

Color Schemes

COLOR GUIDE

Pantone 186	Pantone 307	Pantone 442	Pantone Black
10% Cyan	100% Cyan	5% Cyan	100% Black
100% Magenta	0% Magenta	0% Magenta	
100% Yellow	0% Yellow	5% Yellow	
0% Black	30% Black	25% Black	

2/C GUIDE

B/W GUIDE

Pantone Black	Pantone 307
100% Black	100% Cyan
	0% Magenta
	0% Yellow
	30% Black

Logo Evolution

PRO FOOTBALL HALL OF FAME
(Words Only)

Exhibit B

Excluded Categories and Properties

1.	Any of the following categories:

●	Any merchandise and/or goods with the PFHOF Marks located thereon

●	PFHOF’s tax exempt purpose which is as follows:

o	See Schedule 1B which attaches the Articles of Incorporation of PFHOF

●	Health Care

●	Museums

●	Education

●	The Enshrinement Ceremonies, the selection process for election into the Pro Football Hall of Fame, and any other Enshrinement Events to include, without limitation, the following:

o	Enshrinement Events reserved for NFLN, ESPN, and other network or streaming providers

o	Gold Jacket Show one hour (2019 - 2 hours co-copyright NFLN PFHOF)

o	Five One Hour Gold Jacket Contender Shows from September to February around the Enshrinement Selection Process

2. The following television properties that are subject to perpetual rights and existing and future media deals (including any extensions, renewals or materially similar agreement in connection with any existing agreement):

o	Properties and rights subject to agreements with NFL Enterprises LLC (“NFLN”) and ESPN, Inc. (“ESPN”) through September 1st 2021 (and any extension, renewal or similar agreement relating thereto).

o	For the avoidance of doubt, nothing in this Agreement shall grant HOFV or its Affiliates the right or license to (i) any live (or near live) rights to Exploit any events or other content owned or controlled by PFHOF (e.g., Enshrinement Ceremonies), or (ii) any programming or content in connection with or related to any Enshrinement Ceremony or the Enshrinement selection process (e.g., selection meetings, voting, debates or discussions prior to or during any selection meeting, presenter speeches, discussions, etc.). Notwithstanding the foregoing, HOFV may create content based upon events immediately before and after Enshrinement Ceremonies, such as runway events taking place before and after the Enshrinement.

4. Any content or properties utilizing the following trademarks:

●	Knock on the Door (Trademarked sold to social media company)

●	Hometown Hall of Famer (Trademarked sold to sponsors)

●	Ford Hall of Fans

●	Ford Hometown Hero

5. The following movies:

●	Jim and Jill Kelly Movie

6. Any digital live streaming rights, including without limitation, of the following properties:

●	State of the Hall

●	Super Bowl Luncheon

●	Salute to Greatness

●	Inspiration Project

●	The Mission

●	Heart of the Hall of Famer

●	Knock on the Door

9. Any licenses or sponsorships of video games granted to EA Sports (or its successor) with respect to Madden NFL.

Schedule 1B

PFHOF Articles of Incorporation

See Attached

DOC ID ----> F105_0218

State of Ohio
Department of State

Anthony J. Celebrezze, Jr.
Secretary of State

Date 7/22/82

Number 292334

Receipt No. 4821

F105-0216 057

F0105-0216

Received of or filed by KRUGLIAK,WILKINS,GRIFFITHS ET AL

The sum of $ 25.00 for filing AMD of

NATIONAL FOOTBALL MUSEUM, INC.

AMD $ 25.00

Returned to: 4821

KRUGLIAK,WILKINS,GRIFFITHS ET AL
ATT:F.S.WILKINS
526 CITIZENS SAVS.BLDG.
CANTON, OH 44702

Total Fee: $ 25.00

Name:
NATIONAL FOOTBALL MUSEUM, INC.

DOC ID ----> F105_0218

Department of State

The State of Ohio

F0105-0217

Anthony J. Celebrezze, Jr.
Secretary of State

292334

Certificate

It is hereby certified that the Secretary of State of Ohio has custody of the Records of Incorporation and Miscellaneous Filings; that said records show the filing and recording of: AMD

____ of:

NATIONAL FOOTBALL MUSEUM, INC.

United States of America
State of Ohio
Office of the Secretary of State

THE SEAL OF THE SECRETARY OF STATE OF OHIO

Recorded on Roll F-105 at Frame 0218 of the Records of Incorporation and Miscellaneous Filings.

Witness my hand and the seal of the Secretary of State, at the City of Columbus, Ohio, this 20TH day of JULY, A.D. 19 82.

Anthony J. Celebrezze Jr

Anthony J. Celebrezze, Jr.
Secretary of State

FERG 0218

#292334
APPROVED
By AT
Date 7-20-82
Amount 25.00

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION OF

NATIONAL FOOTBALL MUSEUM, INC.

Earl Schreiber, President, and F. Stuart Wilkins, Secretary of National Football Museum, Inc., an Ohio non-profit corporation, do hereby certify that a meeting of the members of said corporation was duly called and held on the 29th day of April, 1982, at the office of the corporation for the purpose of amending the Articles of Incorporation of said corporation. A quorum of the voting members of said corporation was present at such meeting and by the affirmative vote of a majority of the voting members present at such meeting, the following resolution of amendment was adopted:

3. This corporation is organized and shall be operated exclusively for charitable and educational purposes, and in furtherance of such purposes, to establish, equip, maintain and operate a museum and depository for the collection, classification, preservation, study, and interpretation of records, relics, articles, artifacts, and other things of historic and educational interest connected with or pertaining to the origin, development and growth of professional football in the United States, and

FEB6 0219

through such activities, to disseminate information and enhance the understanding and appreciation of the general public with respect to the historic and contemporary effect of the positive values and tradition of this sport upon American life and culture.

IN WITNESS WHEREOF, said Earl Schreiber, President, and F. Stuart Wilkins, Secretary, of National Football Museum, Inc., acting for and on behalf of said corporation, have hereunto subscribed their names this 29th day of April, 1982.

By [signature]
President

By [signature]
Secretary

-2-

DOC ID ----> F105_0218

F0105-0220

LAW OFFICES
KRUGLIAK, WILKINS, GRIFFITHS & DOUGHERTY CO. L.P.A.
520 CITIZENS SAVINGS BUILDING
CENTRAL PLAZA SOUTH
CANTON, OHIO 44702

SAMUEL KRUGLIAK
F. STUART WILKINS
RAYMOND E. GRIFFITHS
RONALD W. DOUGHERTY
DAVID L. SIMIELE
FRED J. HAUPT
JOHN G. HAAS
DANIEL A. PRANCK
JOHN BOONIARD
MICHAEL A. THOMPSON
RANDALL C. HUNT
TERRY G. FARMER
SAM O. SIMMERMAN
BARTON A. HUBBARD

WARREN G. SMITH
OF COUNSEL

FREDERIC S. WILKINS

AREA CODE 216
TELEPHONE 456-2421

July 12, 1982

Anthony J. Celebrezze, Jr.
Secretary of State
Corporate Division
30 East Broad Street
Columbus, Ohio 43215

CORRESPONDENCE

RE: National Football Museum, Inc.

Dear Sir:

With respect to the above-named corporation, I am herewith enclosing to you a Certificate of Amendment to the Articles of Incorporation, and the appropriate $25.00 filing fee.

Please file these documents upon your records and return to me along with your Certificate of Amendment.

Yours very truly,

KRUGLIAK, WILKINS, GRIFFITHS & DOUGHERTY CO., L.P.A.

F. Stuart Wilkins

FSW:MW2:elh

Enclosure

Rec'd 7-16-82

Rec'd 25.00 July 20

Exhibit C

Asset Clearance Form

Asset Clearance Form

Project Information
Name of Project:
Date submitted:	Anticipated Launch:
PFHOF Assets Utilized: See Schedule A Individuals Depicted in Assets: See Schedule A
PFHOF Representations & Warranties

Except as set forth on Schedule 1 to this form, PFHOF affirms that the representations and warranties set forth in Sections 2.7 and 3.9 of the Global License Agreement shall apply to the Assets as specifically contemplated to be used in the Project. Except as set forth on Schedule 1 to this form, PFHOF represents and warrants that there is nothing that would limit or prevent full exploitation of the Assets as set forth in the Project.

Except as set forth on Schedule 1 to this form, PFHOF specifically represents it has the necessary releases for all individuals depicted in the Assets.

PFHOF represents and warrants that it has provided to HOFV all documentation it possesses or control with respect to ownership or right to use the Assets as well as all documentation with respect to any releases or rights to use the name or likeness of any individuals depicted in the assets.

NATIONAL FOOTBALL MUSEUM, INC.
Signature of authorized representative	Date:
Name:
Title:

Schedule A

Media Assets and Individuals Depicted Therein:

[Asset 1]

●	[individual 1]

●	[individual 2]

[Asset 2]

●	[individual 1]

●	[individual 2]

Exhibit D

Project Approval Form

Project Approval Form
Project Information
Name of Project:
Date submitted:	Anticipated Launch:
Asset Clearance Form Date:
PROJECT TERMS
Nature of Project: [e.g., documentary, NFT, fine art, movie, television program, book, etc.]
Term of Proposed Exploitation:
Territory:	Proposed Method of Distribution:
Proposed Additional License Terms:
approvals
Pursuant to Section 3.3 of the Global License Agreement, HOFV has provided Notice of a project (“Project”), as set forth herein, to exploit certain licensed media assets and trademarks as set forth in the above referenced previously approved Asset Clearance Form (“Assets”). Upon due consideration, the Project is hereby:
❑ Approved	❑ Objected to: [please explain basis]
PFHOF Representations & Warranties
Except as set forth on Schedule 1 to this form, PFHOF affirms that the representations and warranties set forth in Sections 2.7 and 3.9 of the Global License Agreement shall apply to the Assets as specifically contemplated to be used in the Project.

PFHOF hereby authorizes the Village Media Company to proceed with the Project subject to the terms and conditions of the Media License Agreement and the License Agreement and subject to the above representations and warranties.
NATIONAL FOOTBALL MUSEUM, INC.
Signature of authorized representative	Date:
Name:
Title:

33